Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

THE WALT DISNEY COMPANY,

LUX ACQUISITION CORP.

and

PIXAR

Dated as of January 24, 2006

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 24, 2006, by and among The Walt Disney Company, a Delaware corporation (“Parent”), Lux Acquisition Corp., a California corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Pixar, a California corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the transactions contemplated hereby, and each has determined that the Merger (as defined in Section 2.1) is in the best interests of their respective companies and stockholders or shareholders and, accordingly, have each agreed to effect the Merger provided for herein upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution hereof, in order to induce Parent to enter into this Agreement, Mr. Steven P. Jobs (the “Principal Shareholder”) is entering into a voting agreement, dated as of the date hereof, between the Principal Shareholder and Parent pursuant to which the Principal Shareholder has agreed to vote a number of his shares of Company Common Stock (as defined in Article I), representing forty percent (40%) of the shares of the Company Common Stock outstanding and entitled to vote on the record date for any vote of shareholders of the Company on this Agreement and the transactions contemplated hereby, in favor of the approval of the principal terms of this Agreement and the Merger.

WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized and certain other terms used in this Agreement have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

“Acquisition Agreement” shall have the meaning set forth in Section 6.3(a).

“Acquisition Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition by any Person after the date hereof of twenty percent (20%) or more of the outstanding shares of capital stock or twenty percent (20%) or more of the aggregate outstanding voting securities of the Company, (ii) a merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries which would result in any Person owning twenty percent (20%) or more of the outstanding shares of capital stock or twenty percent (20%) or more of the aggregate outstanding voting securities of the Company, (iii) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Person acquiring twenty percent (20%) or more of the fair market value, immediately prior to such transaction, of the assets (including capital stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, (iv) any other transaction which would, directly or indirectly, result in a Person acquiring twenty percent (20%) or more of the fair market value, immediately prior to such transaction, of the assets (including capital stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise), or (v) any combination of the foregoing.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Affiliate Letter” shall have the meaning set forth in Section 6.13.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.4.

“Benefit Plan” shall have the meaning set forth in Section 4.10(a).

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by Law or other governmental action to close.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“CGCL” shall mean the California General Corporation Law.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company 401(k) Plan” shall have the meaning set forth in Section 6.14(b).

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.4(a).

“Company Affiliates” shall have the meaning set forth in Section 6.13.

“Company Certificate” shall have the meaning set forth in Section 3.5.

“Company Common Stock” shall mean the common stock of the Company, no par value per share.

“Company Contract” shall have the meaning set forth in Section 4.12(a).

“Company Disclosure Schedule” shall have the meaning set forth in Article IV.

“Company Employees” shall mean the employees of the Company or its Subsidiaries as of the Effective Time.

“Company Financial Advisor” shall have the meaning set forth in Section 4.22.

“Company Intellectual Property” shall have the meaning set forth in Section 4.18(a).

“Company MAE Proviso” shall have the meaning set forth in the definition of “Company Material Adverse Effect” in Article I hereof.

“Company Material Adverse Effect” shall mean a fact, event or circumstance which is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether that has been or will or could be, a “Company Material Adverse Effect”: (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which the Company or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the Company and its

Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of Parent or the failure to take any actions due to restrictions set forth in this Agreement, (D) any changes in the price or trading volume of the Company’s stock, in and of itself, provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such change in market price or trading volume, (E) any failure by the Company to meet published revenue or earnings projections, in and of itself, provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such failure to meet published revenue or earnings projections, and (F) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the Company’s shareholders (on their own behalf or on behalf of the Company) arising out of or related to this Agreement, the Merger or any other transactions contemplated hereby; provided, further, however, that for purposes of Section 7.2(c), a “Company Material Adverse Effect” shall include (any of the following being referred to as the “Company MAE Proviso”) (1) the loss of the services of either or both of the Company Employees identified on Section 7.2(c)(i) of the Parent Disclosure Schedule by reason of death, disability or otherwise, (2) the loss of the services of a majority of the Company Employees identified on Schedule 7.2(c)(ii) of the Parent Disclosure Schedule by reason of death, disability or otherwise (other than as a result of a voluntary leave of absence), (3) receipt of notice by the Company and/or its Subsidiaries from (a) either or both of the Company Employees identified on Section 7.2(c)(i) of the Parent Disclosure Schedule and/or (b) a majority of the Company Employees identified on Schedule 7.2(c)(ii) of the Parent Disclosure Schedule, in either case, that they intend to terminate their employment with the Company or its Subsidiaries after the Effective Time, and (4) any combination of the foregoing clauses (2) and (3) with respect to the Company Employees identified on Schedule 7.2(c)(ii) of the Parent Disclosure Schedule.

“Company Option” shall have the meaning set forth in Section 3.4(b).

“Company Permits” shall have the meaning set forth in Section 4.14(a).

“Company Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Shareholder Approval” shall have the meaning set forth in Section 4.4.

“Company Shareholder Meeting” shall have the meaning set forth in Section 4.24.

“Company Stock Plans” shall mean the Company’s 1995 Stock Plan, 1995 Director Option Plan and 2004 Equity Incentive Plan.

“Contract” shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation.

“D&O Insurance” shall have the meaning set forth in Section 6.10(b).

“Development Projects” means all Films other than Library Films and Films in Progress that are being developed, produced or acquired (by license or otherwise), or that have been proposed to be developed, produced or acquired, by or on behalf of the Company or any of its Subsidiaries for which pre-production has not commenced, regardless of the stage of development of such work or project and including any abandoned or “turnaround” works or projects.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.3(a).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Elements” shall mean the following physical embodiments of or relating to a Film or its elements wherever located (including in any film laboratory or storage facility), in any video, audio or other format (including PAL, NTSC and high definition) and whether existing on film, print, tape, disc or other media: (i) all positive, negative, fine grain and answer prints; (ii) all exposed or developed film, pre-print materials (including positives, interpositives, negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices and all other forms of pre-print elements which may be necessary or useful to produce prints or other copies or additional pre-print elements, whether now known or hereafter devised), subtitles, special effects, cutouts, stock footage, outtakes, tabs and trims; (iii) all sound and music tracks, audio and video recordings of all types and gauges (whether analog, digital or otherwise) in all languages and (iv) all cells, drawings, storyboards, models, sculptures, puppets, bibles, outlines, scripts, screenplays, marketing and publicity materials and other physical properties of every kind and nature relating to a Film or its elements in whatever state of completion.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any Company Subsidiary or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all federal, state, local and foreign Laws and regulations and common laws relating to pollution, protection of human health or worker safety (as such matters relate to Materials of Environmental Concern) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” shall have the meaning set forth in Section 4.10(a).

“ERISA Affiliate” shall have the meaning set forth in Section 4.10(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.5.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.

“Exchange Fund” shall have the meaning set forth in Section 3.5.

“Exploit” shall mean, with respect to the Films, to release, reproduce and distribute, perform, display, exhibit, broadcast or telecast, license, or sell, market, create merchandising or otherwise commercially exploit by any and all known or new or changed (i) technology, (ii) uses, (iii) media, (iv) formats, (v) modes of transmission and (vi) methods of distribution, dissemination or performance. The meaning of the term “Exploitation” shall be correlative to the foregoing.

“Films” shall mean all motion pictures (including features, shorts and trailers), television, cable or satellite programming (including on-demand and pay-per-view programming), Internet programming, direct-to-video/DVD programming or other live action, animated, filmed, taped or recorded entertainment of any kind or nature, known or unknown, and all components thereof, including titles, themes, content, dialogue, characters, plots, concepts, scenarios, characterizations, elements and music (whether or not now known or recognized) as to which the Company or any of its Subsidiaries owns or controls any right, title or interest, including: (i) completed and released works or projects; (ii) works or projects in any stage of progress, including works or projects in development and/or pre-production, in principal photography and/or post-production, and completed but not released as of the Closing Date; (iii) “turnaround” works or projects; (iv) copyright and other intellectual property or proprietary rights in and to the literary, dramatic and musical and other material associated with or related to or necessary to the Exploitation of the works or projects referred to in the foregoing clauses (i) through (iii); (v) to the extent related to the works or projects referred to in the foregoing clauses (i) through (iii), sequel, prequel and remake rights and other derivative production rights, including all novelization, merchandising, character, serialization, game and interactive rights; (vi) all other allied, ancillary, subsidiary and derivative rights (including theme park rights), known and unknown, throughout the world related to the works and projects referenced in the foregoing clauses (i) through (v); and (vii) all contractual and other rights associated with or related to such works or projects referenced in the foregoing clauses (i) through (v), whether in any media now known or hereafter developed. For the avoidance of doubt, the term “Films” shall include all Library Films, Films in Progress and Development Projects.

“Films In Progress” shall have the meaning set forth in Section 4.20.

“Foreign Plan” shall have the meaning set forth in Section 4.10(m).

“Form S-4” shall have the meaning set forth in Section 6.6.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any governmental body, court, agency, official or regulatory or other authority, whether federal, state, local or foreign.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 6.10(a).

“Intellectual Property” shall have the meaning set forth in Section 4.18(a).

“IP Contracts” shall have the meaning set forth in Section 4.18(a).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” or any similar formulation of knowledge shall mean the actual knowledge (after reasonable inquiry) of those members of senior management of the Company or Parent, as the case may be, whose duties would, in the normal course of the Company’s or Parent’s affairs, as the case may be, result in such member or members having such knowledge.

“Law” shall mean any statute, law, ordinance, rule, regulation or other enforceable requirement of any Governmental Entity.

“Library Films” shall mean any and all Films that have been completed and/or acquired, delivered, and for which the Exploitation has commenced on or prior to the date of this Agreement, and any and all additional Films that have been completed and/or acquired, delivered, and for which the Exploitation has commenced after the date of this Agreement, but on or prior to the Closing Date. For the avoidance of doubt, the term “Library Films” shall include all Films other than Films In Progress and Development Projects.

“Liens” shall mean, with respect to any asset, pledges, mortgages, title defects or objections, claims, liens, charges, encumbrances and security interests of any kind or nature.

“Materials of Environmental Concern” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus or mold.

“Maximum Annual Premium” shall have the meaning set forth in Section 6.10(b).

“Merger” shall have the meaning set forth in Section 2.1.

“Merger Consideration” shall have the meaning set forth in Section 3.1.

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“NASD” shall mean the National Association of Securities Dealers.

“Non-Competition Agreement” shall mean a Contract that prohibits or materially restricts the ability of the Company or any of its Subsidiaries to operate in any geographical area or compete or operate in any line of business in which the Company or such Subsidiary, as applicable, presently is engaged, other than (a) provisions relating to geographic exclusivity and/or exclusivity by medium or manner of Exploitation contained in agreements for the Exploitation of Films or Intellectual Property licenses or (b) channel distribution restrictions.

“Non-Owned Intellectual Property” shall have the meaning set forth in Section 4.18(a).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.4(c).

“NYSE” shall mean the New York State Exchange.

“Order” shall mean any judgment, order, writ, preliminary or permanent injunction or decree of any Governmental Entity.

“Owned Intellectual Property” shall have the meaning set forth in Section 4.18(a).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Closing Share Price” shall mean the average of the daily volume weighted average sale price of one share of Parent Common Stock for the five trading days immediately preceding the Closing Date on the NYSE.

“Parent Common Stock” shall mean the common stock of Parent, par value $0.01 per share.

“Parent Disclosure Schedule” shall have the meaning set forth in Article V.

“Parent Financial Advisors” shall have the meaning set forth in Section 5.10.

“Parent IP” shall have the meaning set forth in Section 4.18(a).

“Parent MAE Proviso” shall have the meaning set forth in the definition of “Parent Material Adverse Effect” in Article I hereof.

“Parent Material Adverse Effect” shall mean a fact, event or circumstance which is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether that has been or will or could be, a “Parent Material Adverse Effect”: (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on Parent and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which Parent or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on Parent and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of the Company or the failure to take any actions due to restrictions set forth in this Agreement, (D) any changes in the price or trading volume of Parent’s stock, in and of itself, provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such change in market price or trading volume, (E) any failure by Parent to meet published revenue or earnings projections, in and of itself, provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such failure to meet published revenue or earnings projections, and (F) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of Parent’s stockholders (on their own behalf or on behalf of Parent) arising out of or related to this Agreement, the Merger or any other transactions contemplated hereby provided, further, however, that for purposes of Section 7.3(c), a “Parent Material Adverse Effect” shall include (the following being referred to as the “Parent MAE Proviso”) the loss of the services of the individual identified on Section 7.3(c) of the Company Disclosure Schedule as indicated on Section 7.3(c) of the Company Disclosure Schedule.

“Parent Permits” shall have the meaning set forth in Section 5.8(a).

“Parent Preferred Shares” shall have the meaning set forth in Section 5.2(a).

“Parent SEC Documents” shall have the meaning set forth in Section 5.5(a).

“Patents” shall have the meaning set forth in Section 4.18(a).

“Pension Plans” shall have the meaning set forth in Section 4.10(a).

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entities.

“Principal Shareholder” shall have the meaning set forth in the Recitals hereto.

“Proxy Statement” shall have the meaning set forth in Section 4.5(a).

“Qualified Acquisition Proposal” shall have the meaning set forth in Section 8.3(a).

“Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Representatives” shall have the meaning set forth in Section 6.3(a).

“Reinstated Recommendation” shall have the meaning set forth in Section 6.5.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.7(a).

“SEC” shall mean the United States Securities and Exchange Commission or the staff thereof.

“Secretary of State” shall have the meaning set forth in Section 2.3.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separate Film” shall have the meaning set forth in Section 4.18(b).

“Software Products” shall have the meaning set forth in Section 4.18(b).

“Subsidiary” of any Person shall mean (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal (with all of the provisions in the definition of Acquisition Proposal adjusted to increase the percentages referenced therein to one hundred percent (100%)) which the Company’s Board of Directors determines in good faith (after consultation with its financial advisors) to be more favorable to the shareholders of the Company as compared to the transactions provided for herein (including any revisions to this Agreement made or proposed in writing by Parent) and any alternative transaction proposed in writing by Parent in accordance with Section 6.4(c) hereof, taking into account, among other things, (i) the Person making such Acquisition Proposal, (ii) the likelihood that the transaction contemplated by such Acquisition Proposal will be consummated and the timing thereof, (iii) the terms and conditions of this Agreement and such Acquisition Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition and (iv) any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination and any alternative transaction proposed in writing by Parent in accordance with Section 6.4(c) hereof.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

“Tax Authority” means the IRS and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

“Tax Opinions” shall have the meaning set forth in Section 6.17.

“Tax Returns” mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall have the meaning set forth in Section 8.3(a).

“Trade Secrets” shall have the meaning set forth in Section 4.18(a).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Welfare Plans” shall have the meaning set forth in Section 4.10(a).

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, on the Closing Date, Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights, properties, liabilities and obligations of Merger Sub in accordance with the CGCL.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., Pacific time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the third business day after satisfaction or waiver (to the extent permitted hereunder) of all of the conditions set forth in Article VII of this Agreement, other than those conditions that by their nature cannot be satisfied until the Closing (but subject to the satisfaction of those conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1100, Palo Alto, California 94301, unless another time, date or place is agreed to in writing by the parties hereto.

Section 2.3 Effective Time. Concurrently with the Closing, the parties hereto shall file this Agreement together with the related officers’ certificates required by Section 1103 of the CGCL, in a customary form (the “Certificate of Merger”), with the Secretary of State of the State of California (the “Secretary of State”). The parties hereto shall make all other filings, recordings or publications required by the CGCL in connection with the Merger. The Merger shall become effective at the time specified in the Certificate of Merger (the time at which the Merger becomes effective being the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 1107 of the CGCL. From and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub.

Section 2.5 Articles of Incorporation and By-Laws.

(a) At the Effective Time, subject to the terms of Section 6.10(a) hereof, the articles of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Date, shall be amended and restated in their entirety to reflect the terms of the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that Article I thereof shall provide that the name of the Surviving Corporation shall be “Pixar”), until duly amended as provided therein or by applicable Law.

(b) At the Effective Time, subject to the terms of Section 6.10(a) hereof, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until duly amended as provided therein or by applicable Law.

Section 2.6 Directors and Officers.

(a) At the Effective Time, the size of the board of directors of the Surviving Corporation shall be increased to a number equal to the number of members of the board of directors of the Company and Merger Sub immediately prior to the Effective Time. At the Effective Time, the directors of the Company and Merger Sub immediately prior to the Effective Time shall be the members of the initial board of directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation or by-laws of the Surviving Corporation or as otherwise provided by Law. Parent shall not cause the removal of the directors from the board of directors of the Surviving Corporation until it has filed any registration statements on Form S-8 as contemplated by Section 3.4(c).

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly chosen and qualified, as the case may be.

Section 2.7 Additional Actions. Notwithstanding anything to the contrary in this Agreement, in the event that the tax opinions contemplated by Section 7.1(g) cannot be delivered at the Closing, the parties hereto shall negotiate in good faith to take additional actions in conjunction with and/or immediately following the Merger to permit the opinions referred to in Section 7.1(g) to be given except that “Section 368(a)” shall be substituted for “Section 368(a)(2)(E)” therein. Nothing in this section 2.7 shall be interpreted as requiring any change in the amount or kind of consideration payable to any Company shareholder in connection with the Merger.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Effect on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into 2.3 shares (the “Exchange Ratio”) of Parent Common Stock (the “Merger Consideration”), subject to Section 3.2. The Exchange Ratio shall be appropriately and equitably adjusted to reflect fully the effect of any stock split, reverse stock split, reclassification, recapitalization, consolidation, exchange or like change with respect to Parent Common Stock or Company Common Stock or any

extraordinary dividend or distribution with respect to Parent Common Stock, in each case, occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

Section 3.2 No Fractional Shares; Treasury Stock and Parent-Owned Company Common Stock.

(a) Notwithstanding any other provision of this Agreement, no certificates for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time) by the Parent Closing Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

(b) Notwithstanding any other provision of this Agreement, all shares of Company Common Stock that are (i) held by the Company as treasury shares or (ii) owned by Parent or any Subsidiary of Parent, in each case immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.

Section 3.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that the applicable requirements of Section 1300(b) of the CGCL have been satisfied, shares of Company Common Stock which were outstanding on the date for the determination of shareholders entitled to vote on the Merger and which were voted against the Merger or did not consent thereto in writing (if such action is taken by written consent) and the holders of which have demanded that the Company purchase such shares at their fair market value in accordance with Section 1301 of CGCL and have submitted such shares for endorsement in accordance with Section 1302 of CGCL and have not otherwise failed to perfect or shall not have effectively withdrawn or lost their rights to purchase for case under CGCL (the “Dissenting Shares”) shall not be converted into the Merger Consideration, but, instead, the holders thereof shall be entitled to have their shares purchased by the Company for cash at the fair market value of such Company Dissenting Shares as agreed upon or determined in accordance with the provisions of Section 1300 et seq. of CGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to payment under CGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time of the Merger, into the Merger Consideration set forth in Section 3.1 hereof, without any interest thereon.

(b) The Company shall give Parent (i) prompt notice of any demands pursuant to Section 1300 et seq. of CGCL received by the Company,

withdrawals of such demands and any other instruments served pursuant to CGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands under Section 1300 et seq. of CGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

Section 3.4 Options.

(a) At the Effective Time, Parent shall assume the Company Stock Plans as well as the rights, duties and obligations of the Company with respect to the administration of such plans.

(b) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each, a “Company Option”) which is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed and shall be converted into an option to acquire, on the same terms and conditions as were applicable to the original Company Option, that number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share of Company Common Stock, at a price per share (rounded up the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Option divided by the Exchange Ratio; provided, however, that in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. The parties will make good faith efforts to make equitable adjustments to ensure that the conversions of Company Options contemplated by this Section 3.4(b) comply with Section 409A of the Code. Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under this Section 3.4.

(c) On the same day as the Effective Time (if it has not done so prior thereto), Parent shall prepare and file with the SEC a registration statement on Form S-8 to register the sale of shares of Parent Common Stock issuable pursuant to the Company Options assumed by Parent pursuant to Section 3.4(a), and Parent shall cause such registration statement to become and remain effective until the earlier of (i) the date on which all such assumed Company Options are no longer outstanding and (ii) the date on which all such shares of Parent Common Stock issuable pursuant to all such assumed Company Options are tradable without restriction as to volume pursuant to Rule 144 of the Securities Act. In addition, Parent shall take further actions as may be reasonably necessary to include under such registration statement all shares of Parent Common Stock issuable pursuant to all such assumed Company Options of those persons who are directors of the Company immediately prior to the Effective Time.

Section 3.5 Exchange Agent. Parent shall appoint an agent (the “Exchange Agent”), for the purpose of exchanging certificates that immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Company Certificates”) for the Merger Consideration. At or promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Certificates, for exchange in accordance with this Article III, certificates representing the shares of Parent Common Stock and an estimated amount of cash sufficient to pay any cash that may be payable in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

Section 3.6 Exchange Procedures. (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Company Certificate a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing the shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock, if any, into which the shares of Company Common Stock represented by such Company Certificate or Company Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Company Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to the provisions of this Article III, a check representing the amount of cash (if any) payable in lieu of fractional shares of Parent Common Stock which such former holder has the right to receive in respect of the Company Certificate surrendered pursuant to the provisions of this Article III, and any dividends or other distributions to which such holder shall have become entitled pursuant to Section 3.6(b), and the Company Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

(b) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate until the holder thereof shall surrender such Company Certificate in accordance with this Article III. After the surrender of a Company Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of Parent Common Stock represented by such Company Certificate.

(c) If any certificate representing shares of Parent Common Stock is to be issued in the name of a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented for transfer to Parent, the Surviving Company or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve months after the Effective Time shall be paid, at the request of Parent, to Parent. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock held by such shareholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g) Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of any other U.S. federal, state, local or non-U.S. tax Law. To the extent that such amounts are properly withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

Section 3.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations, or otherwise, to take, and they will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

Section 3.8 Capital Stock of Merger Sub. No shares of Merger Sub stock will be issued directly or indirectly in the Merger. Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (i) in the disclosure schedule delivered by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), which Company Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates (provided that any disclosure in the Company Disclosure Schedule, relating to one section or subsection shall also apply to other sections and subsections to the extent that it is reasonably apparent that such disclosure would also apply to or qualify such other sections or subsections), and (ii) in the Company SEC Documents filed prior to the date hereof, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization. The Company (i) is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of California, (ii) has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of its articles of incorporation and by-laws and all the amendments thereto, as currently in effect.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value per share, of the Company (“Company Preferred Stock”). As of January 1, 2006, (i) 119,297,468 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 16,709,252 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options, (iv) no shares of Company Common Stock were reserved for issuance under the Company’s 1995 Stock Plan, (v) no shares of Company Common Stock were reserved for issuance under the Company’s 1995 Director Option Plan, and (vi) 6,687,706 shares of Company Common Stock were reserved for issuance under the Company’s 2004 Equity Incentive Plan. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of or ownership interests in the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities of or ownership interests in the Company, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from the Company or any Subsidiary of the Company, or obligations of the Company or any Subsidiary of the Company to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, the Company, or obligations of the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of the Company, or to vote or to dispose of any shares of capital stock of the Company.

(b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of January 1, 2006, held outstanding Company Options under the Company Stock Plans or under any other equity incentive plan of the Company and its Subsidiaries, indicating, with respect to each Company Option then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Option, the name of the plan under which such Company Option was granted, the exercise price, date of grant, vesting schedule and expiration date thereof, including to the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such Company Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. Since November 29, 1995, each Company Option has been granted with an exercise price equal to the fair market value of the shares of Company Common Stock subject to such Company Options on the date of grant. The Company has made available to Parent true, complete and correct copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Options.

(c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of the Company or any of its Subsidiaries. No agreement or other document grants or imposes on any shares of the capital stock of the Company any right, preference, privilege or transfer restrictions with respect to the transactions contemplated by this Agreement (including any rights of first refusal).

Section 4.3 Subsidiaries.

(a) Each Subsidiary of the Company is a corporation duly incorporated or an entity duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each Subsidiary, and all amendments thereto, as currently in effect.

(b) All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and free of preemptive or similar rights. All of the outstanding capital stock or securities of, or other ownership interests in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the stock or other ownership interests). There are no outstanding (i) shares of capital stock, debt securities or voting securities or other ownership interests of any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in any Subsidiary of the Company, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, any Subsidiary of the Company, or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities or other ownership interests of any Subsidiary of the Company, or to vote or to dispose of any shares of the capital stock or other ownership interests of any Subsidiary of the Company.

(c) Section 4.3(c) of the Company Disclosure Schedule lists (i) each Subsidiary of the Company, (ii) its jurisdiction of incorporation or organization and (iii) the location of its principal executive office. Except for the capital stock of its Subsidiaries and as set forth on Section 4.3(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any entity.

Section 4.4 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the approval of the principal terms of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 4.5 Consents and Approvals; No Violations.

(a) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered at the Closing will not, and the performance of the agreements of, and obligations under, this Agreement by the Company will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Law or regulation, (iii) the filing with the SEC of (A) a proxy statement relating to the approval by the shareholders of the Company of the principal terms of this Agreement and the Merger (the “Proxy Statement”) and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (v) the filing of the Certificate of Merger or other documents as required by the CGCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

(b) Subject to the approval of the principal terms of this Agreement and the Merger by the holders of a majority of the outstanding shares of

Company Common Stock, the execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance by the Company of its agreements and obligations under this Agreement will not, (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws of the Company or any similar organizational documents of any of its Subsidiaries, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets may be bound or (iii) violate any Order or Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Books and Records. The Company’s and its Subsidiaries’ books, accounts and records are, and have been, in all material respects, maintained in the Company’s and its Subsidiaries’ usual, regular and ordinary manner, in accordance with GAAP, as applicable, and all material transactions to which the Company or any of its Subsidiaries is or has been a party are properly reflected therein.

Section 4.7 SEC Reports and Financial Statements.

(a) The Company has filed, or furnished, as applicable, with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). The Company SEC Documents, as of their respective dates or, if amended, as of the date of the last such amendment, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, Securities Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”), and the applicable rules and regulations of the SEC thereunder. No Subsidiary of the Company is required to make any filings with the SEC.

(b) The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. Since January 1, 2003, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) access to assets is permitted only in accordance with management’s general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(f) There are no amendments or modifications, which are or will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC pursuant to the Exchange Act and (ii) the Company SEC

Documents themselves. The Company has timely responded to all comment letters of the Staff of the SEC relating to the Company SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. The Company has heretofore made available to Parent true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2003. None of the Company SEC Documents is to the Company’s Knowledge the subject of ongoing SEC review.

Section 4.8 Absence of Company Material Adverse Effect. Since January 1, 2005 through the date hereof, there have not been any events that have had, or are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed, reserved against or otherwise provided for (including any liability for breach of Contract, breach of warranty, torts, infringements, claims or lawsuits), which individually or in the aggregate have had, or would be reasonably likely to have, a Company Material Adverse Effect.

Section 4.10 Benefit Plans; Employees and Employment Practices.

(a) Section 4.10 of the Company Disclosure Schedule contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as “Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA and sometimes referred to herein as “Welfare Plans”) and each other “Benefit Plan” (defined herein as any Pension Plan, Welfare Plan and any other plan, fund, program, arrangement or agreement (including any employment agreement) to provide medical, health, disability, life, bonus, incentive, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, severance, change in control, salary continuation, vacation, sick leave, incentive insurance, fringe or other benefits) maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or ERISA Affiliates for the benefit of (i) any current independent contractors, consultants, agents, employees, officers or directors of the Company or any of its Subsidiaries or ERISA Affiliates and (ii) any former independent contractors, consultants, agents, employees, officers or directors of the Company or any of its Subsidiaries or ERISA Affiliates who still have benefits payable by the Company or any of its Subsidiaries or ERISA Affiliates. The Company has delivered or made available to Parent true, complete and correct copies of (i) each Benefit Plan, including all amendments thereto (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the three (3) most recent annual reports on Form 5500 filed with the IRS with respect to each Benefit Plan (if any such report was required) with all required attachments, (iii) the most recent summary plan description and all subsequent summaries of material modifications for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity Contract relating to any Benefit Plan required, (v) the most recent determination letter from the IRS, if any and (vi) copies of the actuarial reports, if required under ERISA, with respect to each Pension Plan for the last three (3) plan years ending prior to the date of this Agreement. To the Company’s Knowledge, each Benefit Plan has been established, funded, maintained and administered in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. There are no amendments to any Benefit Plan, except where required by applicable Law, or the establishment of any new Benefit Plan, that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken or committed to make any such amendments or to adopt or approve any new plans.

(b) All Pension Plans have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the IRS, or a timely application therefor has been filed, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs and, no circumstances exist and no events have occurred that could adversely affect the qualification of any Pension Plan or the related trust. No trust funding any Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(c) At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever, maintained, established, sponsored, participated in or contributed to any Pension Plan that is subject to Title IV of ERISA. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever contributed to or been requested to contribute to any “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA.

(e) With respect to any Welfare Plan, (i) no such Welfare Plan is funded through a “welfare benefits fund,” as such term is defined in Section 419(e) of the Code, (ii) no such Welfare Plan is self insured, and (iii) each such Welfare Plan that is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code that is maintained by a ERISA Affiliate is in compliance with the applicable requirements of Section 4980B(f) of the Code.

(f) Neither the Company, nor any of its Subsidiaries, nor any Person acting on behalf of the Company or its Subsidiaries has made or entered into any legally binding commitment (including loans) with, any current or former directors, officers, employees, consultants or independent contractors of the Company, any of its

Subsidiaries or of any ERISA Affiliate to the effect that, following the date hereof, (i) any benefits or compensation provided to such persons under existing Benefit Plans or under any other plan or arrangement will be enhanced or accelerated, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iv) any plans or arrangements provided by Parent will be made available to such employees or (v) any trusts or other funding mechanisms will be required to be funded.

(g) Neither the Company, its Subsidiaries or any ERISA Affiliate has any liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under Benefit Plans other than Pension Plans, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or any other applicable Law.

(h) To the Company’s Knowledge, all contributions or premiums owed by the Company or any of its Subsidiaries with respect to Benefit Plans under Law, Contract or otherwise have been made in full and on a timely basis and the Company or its Subsidiaries are not obligated to contribute with respect to any Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Benefit Plans have been paid when due.

(i) To the Company’s Knowledge, no Pension Plan or Welfare Plan or any “fiduciary” or “party-in-interest” (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exemption is not available.

(j) There are no pending or, to the Company’s Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Company, any of its Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits.

(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, (ii) cause or result in the funding of any Benefit Plan or (iii) cause or result in a limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Each currently outstanding Company Option or similar arrangement on the date of its issuance had an exercise price equal to or greater than the fair market value of Company Common Stock on such date.

(l) No amounts payable under any of the Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 162(m) of the Code.

(m) With respect to each Benefit Plan that is subject to the Laws or applicable customs or rules of relevant jurisdictions other than the United States (each, a “Foreign Plan”): (i) each Foreign Plan is in compliance in all material respects with the applicable provisions of the Laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan; (ii) each Foreign Plan has been administered at all times and in all material respects in accordance with its terms; (iii) there are no pending investigations by any Governmental Entity involving any Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; (iv) the transactions contemplated by this Agreement, by themselves or in conjunction with any other transactions, create or otherwise result in any material liability, accelerated payment or any enhanced benefits with respect to any Foreign Plan and (v) all liabilities with respect to each Foreign Plan have been funded in accordance with the terms of such Foreign Plan and have been properly reflected in the financial statements of the Company and its Subsidiaries.

Section 4.11 Employment/Labor.

(a) To the Company’s Knowledge, no officer or employee of, or consultant to, the Company or any Subsidiary is, or is expected to be, in violation of any term of any Contract relating to employment, consulting, proprietary information, noncompetition, nonsolicitation or any other Contract including those matters relating to (i) the relationship of any such officer, employee or consultant with the Company or any Subsidiary or with any other party or (ii) unfair competition, trade secrets or proprietary information, and to the Company’s Knowledge, the continued employment or engagement of the Company’s or Subsidiary’s officers, employees and consultants does not subject the Company or any Subsidiary to any liability with respect to any of the foregoing matters. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any material breach or other material violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company or its Subsidiaries is a party.

(b) The Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, employee organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor related agreements or arrangements that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor organization with respect to their employment with the Company or its Subsidiaries. There are no controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations, material grievances or other labor disputes pending or, to the Company’s Knowledge, threatened between the Company or its Subsidiaries and any representatives of any of their employees or affecting the Company or its Subsidiaries nor have any such events occurred in the past three (3) years. No labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s Knowledge, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or its Subsidiaries nor have any such events occurred in the past three (3) years. To the Company’s Knowledge, neither the Company nor its Subsidiaries, nor their respective employees, agents or representatives, has committed an unfair labor practice. Neither the Company nor its Subsidiaries is the subject of any proceeding asserting that any of them has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There are no pending or, to the Company’s Knowledge, threatened complaints, charges or claims against the Company or any of its Subsidiaries brought or filed with any governmental authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of any employees or other persons providing services to or on behalf of the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries is a party to, or otherwise bound by any Order relating to employees or employment practices.

(c) To the Company’s Knowledge, the Company and its Subsidiaries are in compliance in all material respects with all Laws and Orders applicable to such entity or the employees or other persons providing services to or on behalf of such entity, as the case may be, relating to the employment of labor, including all such Laws and Orders relating to discrimination, civil rights, safety and health, workers’ compensation, wages, hours, overtime classification, employment standards, including the WARN Act, the California WARN Act (California Labor Code Section 1400, et seq.), Title VII of the Civil Rights Act of 1964, California Fair Employment and Housing Act, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, Health Insurance Portability and Accessibility Act, ERISA, Family and Medical Leave Act and California Family Rights Act.

(d) To the Company’s Knowledge, the Company and each Subsidiary has, in all material respects, properly classified the employment or other service status of all employees and other persons providing services to or on behalf of the Company or any of its Subsidiaries for purposes of (i) all applicable Laws and

Orders, (ii) the terms or tax qualification requirements of any Benefit Plan or other benefit arrangement and (iii) the collection and payment of withholding and/or social security Taxes and any similar Tax.

(e) The Company has listed all material written personnel manuals, handbooks, policies, rules or procedures applicable to employees of the Company and/or its Subsidiaries in Section 4.11(e) of the Company Disclosure Schedule and provided true and complete copies thereof to Parent.

(f) To the Company’s Knowledge no Governmental Entity responsible for the enforcement of any immigration, worker health and safety, labor or employment Laws of any sort intends to conduct or is conducting an investigation with respect to or relating the Company and/or any of its Subsidiaries.

Section 4.12 Contracts.

(a) All Contracts required to be filed as exhibits to the Company SEC Documents (such Contracts, the “Company Contracts”) have been so filed. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, any other party, (i) is in violation or breach of or in default under nor does there exist any condition which together with the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under any Company Contract, or (ii) has otherwise failed to exercise an option under any Company Contract which may adversely impact the Company’s or any of its Subsidiaries’ rights under a Company Contract, in each case, except as would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any material Contract to which the Company or any of its Subsidiaries is a party has alleged that the Company or any Subsidiary is in material violation or material breach of or in material default under any such material Contract or has notified the Company or any Subsidiary of an intention to modify any material terms of or not to renew any such material Contract. Since January 1, 2005, neither the Company nor any of its Subsidiaries has released or waived any material right under any such material Contract other than in the ordinary course of business.

(b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any undischarged written or oral (i) Non-Competition Agreement or (ii) agreement not entered into in the ordinary course of business between the Company and any of its Affiliates other than any Subsidiary of the Company.

Section 4.13 Litigation. There is no suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to the Company’s Knowledge, threatened within the three year period prior to the date hereof against the Company or any of its Subsidiaries or their respective assets or properties. Neither the

Company nor any of its Subsidiaries is subject to any outstanding Order or Orders. There is no suit, claim, action, proceeding, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 4.14 Compliance with Applicable Law.

(a) Each of the Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the “Company Permits”). Each of the Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. The businesses of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Law, except to the extent such violation in the aggregate would not be reasonably likely to cause a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, has any Governmental Entity indicated an intention to conduct any such investigation or review.

(b) The Company is not an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC thereunder.

(c) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NASD.

Section 4.15 Taxes and Tax Returns.

(a) The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Tax Authorities all material Tax Returns required to be filed by the Company and each of its Subsidiaries, and such Tax Returns are true, correct, and complete in all material respects.

(b) All material Taxes for which the Company or any of its Subsidiaries is liable in respect of taxable periods (or portions thereof) ending on or before the Closing Date have been timely paid, or in the case of Taxes not yet due and payable, an adequate accrual in accordance with GAAP for the payment of all such Taxes (exclusive of deferred tax assets and deferred tax liabilities or similar items that reflect timing differences between tax and financial accounting principles) has been established on the consolidated financial statements of the Company and its

Subsidiaries included in the Company SEC Documents. All liabilities for Taxes attributable to the period commencing on the date following the date of the most recent Company SEC Document were incurred in the ordinary course of business.

(c) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for real and personal property Taxes not yet due and payable.

(d) No Federal, state, local or foreign Audits are presently pending with regard to any Taxes or Tax Returns of the Company and its Subsidiaries and to the Knowledge of the Company, no such Audit is threatened.

(e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(f) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of material Taxes other than any such agreement to which the Company or any of its Subsidiaries and Parent or any of its Subsidiaries are the exclusive parties.

(g) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(i) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign Law) by reason of a change in accounting method or otherwise.

Section 4.16 Environmental Matters.

(a) The Company and each of its Subsidiaries is in compliance, in all material respects, with all Environmental Laws, which compliance includes the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under any Environmental Laws and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in such compliance, in all material respects, with any Environmental Laws, and, to the Company’s Knowledge, there are no circumstances that could reasonably be expected to prevent or interfere with such compliance in the future.

(b) There is no material Environmental Claim pending or threatened against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim either the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(c) Except as would not be reasonably likely to result, either individually or in the aggregate, in a Company Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of any Material of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(d) The Company has made available to Parent and Merger Sub all material environmental assessments, reports, data, results of investigations, audits and other material documents in the possession or control of the Company or any of its Subsidiaries regarding environmental matters pertaining to the environmental condition of any real properties owned or operated by the Company or any of its Subsidiaries, any Environmental Claims respecting the Company or any of its Subsidiaries, or the noncompliance by the Company or any of its Subsidiaries with any Environmental Laws.

(e) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is required by virtue of the transactions contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, to perform a site assessment for Materials of Environmental Concern.

Section 4.17 State Takeover Statutes. No “fair price,” “business combination,” “moratorium,” “control share acquisition” or other similar antitakeover statute is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by the Company and its board of directors, to permit the consummation of the Merger in accordance with the terms hereof.

Section 4.18 Intellectual Property

(a) For purposes of this Agreement, the term (A) “Intellectual Property” shall mean any and all of the following, and rights in, arising out of, or associated therewith, throughout the world: (i) patents and applications therefor (including divisionals, continuations, continuations-in-part, reissues, renewals, extensions, re-examinations and the like) and equivalents thereof throughout the world (“Patents”); (ii) trade secrets, know-how, confidential and/or proprietary business or technical information, computer programs, computer models, data, tools, algorithms, inventions, discoveries, improvements, technology and technical data, whether patentable or not or otherwise protectable (collectively, “Trade Secrets”); (iii) trademarks, service marks, trade dress, trade names (including fictitious, assumed and d/b/a names), Internet domain names, URLs, common law trademark rights in motion picture titles, characters’ names and other protectable elements and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world; (iv) copyrights and similar rights in protectable material (including rights of use, display, publication, reproduction, distribution, performance and rights to create derivative works), software (including databases and source and object code), websites, mask works and other semiconductor chip rights, and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world and (v) rights of privacy, publicity and all other intellectual property and intangible rights; for the avoidance of doubt, the term “Intellectual Property,” when used with respect to the Company or any of its Subsidiaries, shall include all rights in and to the Films; (B) “IP Contracts” shall mean, collectively, any and all agreements relating to Intellectual Property to which the Company or its Subsidiaries are a party pursuant to which rights in Intellectual Property are in any manner transferred, conveyed, granted, restricted or waived, including any rights relating to the Exploitation of any of the Films, including rights acquisition and licensing agreements, distribution and subdivision agreements, license agreements, revenue-sharing arrangements, sales agency agreements, distribution and production services agreements, “rent-a-system” agreements, merchandising agreements, commercial tie-in arrangements and other similar agreements or arrangements; (C) “Owned Intellectual Property” means Intellectual Property in which the Company or any of its Subsidiaries has an ownership interest; (D) “Non-Owned Intellectual Property” means all Intellectual Property which is used by the Company or any of its Subsidiaries that is not Owned Intellectual Property; and (E) “Company Intellectual Property” means the Non-Owned Intellectual Property together with the Owned Intellectual Property. Notwithstanding this Section 4.18, except as specifically set forth herein the Company and its Subsidiaries make no representations under this Section 4.18 with respect to any Film (or Intellectual Property related thereto) that is co-owned with Parent or any of its Subsidiaries and to which Parent or any of its Subsidiaries currently has Exploitation rights (“Parent IP”).

(b) Section 4.18(b) of the Company Disclosure Schedule sets forth a complete and accurate list of: (i) all material software products currently sold or distributed by, and material software owned by, the Company and its Subsidiaries (“Software Products”); (ii) all Owned Intellectual Property that is registered, applied for, filed or recorded with any Governmental Entity and not co-owned by Parent or any of its Subsidiaries; and (iii) any material Library Film of which Parent or any of its Subsidiaries does not already have Exploitation rights (“Separate Film”). The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to each item of Owned Intellectual Property listed in Section 4.18(b) of the Company Disclosure Schedule in each case free and clear of (1) all Liens and material royalty obligations or (2) grants to any third party of any material rights or interests in the Owned Intellectual Property. The Company and its Subsidiaries have not granted or created any Liens upon their rights with respect to any Parent IP.

(c) The Company and its Subsidiaries have taken legally and commercially reasonable steps to protect, register and maintain Owned Intellectual Property (including rights of the Company and its Subsidiaries in the Separate Films) that Company and its Subsidiaries in the exercise of its reasonable business judgment determined to protect, register or maintain. The Company has a policy requiring (A) each employee of the Company and its Subsidiaries who contributes to the production or development of the Intellectual Property, Software Products or Films on behalf of the Company or any of its Subsidiaries to execute an Employee Confidentiality and Proprietary Rights Agreement in substantially the forms made available to Parent, and (B) each of the Company’s and its Subsidiaries’ consultants that could reasonably be expected (i) to have access to the Company’s or any of its Subsidiaries’ confidential information to execute a written agreement reasonably protecting the confidentiality of such information, or (ii) to contribute to the production or development of the Intellectual Property, Software Products or Films on behalf of the Company or any of its Subsidiaries to execute a written agreement with an assignment of inventions and rights provision (such as a certificate of authorship or certificate of results and proceeds) or work-made-for-hire provision. The Company and its Subsidiaries are in material compliance with such policy. The Company has a policy in which neither the Company nor any of its Subsidiaries is to divulge, furnish to or make accessible any of their material Trade Secrets to any Person who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets. The Company and its Subsidiaries are in material compliance with such policy, and the Company and its Subsidiaries otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets.

(d) To the Company’s Knowledge, the Company or its Subsidiaries owns, or is licensed or otherwise possesses sufficient legal enforceable rights to use, the Company Intellectual Property in the manner that the Company and its Subsidiaries currently use such Company Intellectual Property to conduct their businesses. To the Company’s Knowledge, there are no facts, proceedings, claims or challenges that cause or would cause any Owned Intellectual Property to be invalid or unenforceable and the Company has not received any notice or subsequent correspondence from any Person in the three year period prior to the date of this Agreement bringing or threatening to bring such proceedings, claims or challenges. Neither the Company nor any of its Subsidiaries has dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain any material Owned Intellectual Property. To the extent required in the Company’s and its Subsidiaries’ reasonable judgment and consistent with prudent practices, all necessary registration, maintenance and renewal fees in respect of the Owned Intellectual Property listed in Section 4.18(b) of the Company Disclosure Schedule have been paid and the Company is current with all necessary documents and certificates filings with the relevant Governmental Entities for the purpose of maintaining such Owned Intellectual Property.

(e) To the Company’s Knowledge, none of the Company, its Subsidiaries or any of their respective current activities, products or services (including any Film and any of the literary, dramatic or musical material contained therein or upon which any Film is based) infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated any Intellectual Property of any Person or constitutes a libel, slander or other defamation of any Person. The Company has not received any notice of, and to the Company’s Knowledge, there have been no threatened proceedings claiming or alleging the matters described in the preceding sentence (or challenging the Company’s sole ownership or exclusive right to use any Owned Intellectual Property) in the three year period prior to the date of this Agreement, nor are there any such claims pending. There are no proceedings or claims pending in which the Company or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property.

(f) To the Company’s Knowledge, the consummation of the transactions under this Agreement will not (i) restrict, limit, invalidate, result in the loss of or otherwise materially adversely affect any right, title or interest of the Company or any of its Subsidiaries in any Owned Intellectual Property, (ii) grant or require the Company or any Subsidiary to grant to any Person any material rights with respect to any Owned Intellectual Property, other than those granted in the absence of the consummation of the transactions contemplated by this Agreement, (iii) grant or require Parent or Merger Sub to grant any Person any rights with respect to Intellectual Property owned or held by Parent or Merger Sub prior to the Closing, other than those granted in the absence of the consummation of the transactions contemplated by this Agreement, (iv) subject the Company or any of its Subsidiaries to any increase in royalties or other payments under any IP Contract, other than those owing in the absence of the consummation of the transactions contemplated by this Agreement, (v) diminish any royalties or other payments the Company or its Subsidiaries would otherwise be entitled to under any IP Contract in the absence of the consummation of the transactions contemplated by this Agreement, or (vi) except as would not reasonably be likely to result in a Company Material Adverse Effect, result in the breach or, by the terms of such contract, termination of any IP Contract.

Section 4.19 Library Films; Library Film Materials. The Company has delivered to Parent a complete and accurate list of the locations of all original negatives (if any) and master copies of the Library Films of the Company or its Subsidiaries that are not under Parent control, and to the extent such locations are owned or controlled by a third Person, the Company or its Subsidiaries are party to customary access agreements regarding the Elements at such locations. An original negative (if any) or master of each such Library Film has been properly stored in accordance with prudent standards in the media, motion picture, television and entertainment industry, and is in a commercially reasonable condition.

Section 4.20 Films in Progress; Development Projects. Section 4.20 of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of all Films for which pre-production, principal photography or post-production has commenced, or that have been completed and/or acquired, or completed and/or acquired but not Exploited, or on which a director or principal cast has been made “pay or play,” in each case whether being produced by the Company or any of its Subsidiaries, or whether the Company or any of its Subsidiaries is committed, or has the right, to acquire any rights in such Film from a third Person (collectively, the “Films In Progress”) and cost commitments as of the date of this Agreement. The Company and its Subsidiaries have not entered into any Contracts for the distribution for such Films in Progress.

Section 4.21 Absence of Indemnifiable Claims, etc. There are no pending claims and, to the Company’s Knowledge, no facts that would reasonably entitle any director or officer of the Company or its Subsidiaries to indemnification by the Company or its Subsidiaries under applicable Law, the articles of incorporation or by-laws of the Company or its Subsidiaries, any insurance policy maintained by the Company or its Subsidiaries or any indemnity agreements of the Company or similar agreements to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets is or may be bound.

Section 4.22 Opinion of Financial Advisor. The Company has received the opinion of Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Company’s shareholders from a financial point of view.

Section 4.23 Board Approval. The Board of Directors of the Company, at a meeting duly called and held, has, by unanimous vote of those directors present, (a) subject to the terms of Section 6.4 hereof, determined that this Agreement and the Merger and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the Company and its shareholders, (b) approved this Agreement, and (c) subject to the terms of Section 6.4 hereof, determined to recommend that the principal terms of this Agreement and the Merger be approved by the holders of Company Common Stock.

Section 4.24 Voting Requirements. The affirmative vote of holders of a majority of the outstanding Company Common Stock at the meeting of the Company’s shareholders to be held in connection with the Merger (the “Company Shareholder Meeting”) or any adjournment or postponement thereof to approve the principal terms of this Agreement and the Merger is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

Section 4.25 Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company (as reflected in an agreement between such firm and the Company, a copy of which has been delivered to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.26 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 to be filled with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth (i) in the disclosure schedule delivered by Parent and Merger Sub to the Company dated as of the date hereof (the “Parent Disclosure Schedule”), which Parent Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates (provided that any disclosure in the Parent Disclosure Schedule relating to one section or subsection shall also apply to other sections and subsections to the extent that it is reasonably apparent that such disclosure would also apply to or qualify such other sections or subsections) and (ii) in the Parent SEC Documents filed prior to the date hereof, Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of the certificate of incorporation and by-laws of Parent and the articles of incorporation and by-laws of Merger Sub, each as currently in effect.

Section 5.2 Capitalization. The authorized capital stock of Parent consists of 3,600,000,000 shares of Parent Common Stock, 1,000,000 shares of go.com Common Stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share, of Parent (“Parent Preferred Shares”). As of January 9, 2006, (i) 1,922,306,909 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) 241,409,066 shares of Parent Common Stock were held by Parent in its treasury, (iii) no shares of go.com Common Stock were issued and outstanding, and (iv) no Parent Preferred Stock was issued and outstanding. As of January 20, 2006, (i) 227,492,736 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Options and 25,417,220 of restricted stock units, (ii) 38,741,447 shares of Parent Common Stock were reserved for issuance under Parent Stock Plans and (iii) 44,908,309 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s Convertible Senior Notes due 2023. No shares of capital stock of Parent are owned by any Subsidiary of Parent. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of or ownership interests in Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities of or ownership interests in Parent, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Parent or any Subsidiary of Parent, or obligations of Parent or any Subsidiary of Parent to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, Parent, or obligations of Parent or any Subsidiary of Parent to grant, extend or enter into any such agreement or commitment or (iv) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Parent, or to vote or to dispose of any shares of capital stock of Parent.

Section 5.3 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub, as the case may be, and assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.4 Consents and Approvals; No Violations.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of any instrument required hereby to be executed and delivered at the Closing will not, and the performance of the respective agreements of, and obligations under, this Agreement by Parent and Merger Sub will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Law or regulation, (iii) the filing of the Form S-4 with the SEC in accordance with the Securities Act, (iv) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (v) the filing of the Certificate of Merger or other documents as required by the CGCL, and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of any instrument required hereby to be executed and delivered by Parent and Merger Sub at the Closing will not, and the performance by Parent and Merger Sub of their respective agreements and obligations under this Agreement by Parent and Merger Sub will not, (i) conflict with or result in any breach of any provision of the certificate of incorporation and by-laws of Parent or the articles of incorporation or by-laws of Merger Sub, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of its properties or assets may be bound or (iii) violate any Order or Law applicable to Parent or Merger Sub or any of their properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5 SEC Reports and Financial Statements.

(a) Parent has filed, or furnished, as applicable, with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since October 1, 2005 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective dates or, if amended, as of the date of the last such amendment, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

(b) The consolidated financial statements of Parent included or incorporated by reference in Parent SEC Documents complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments which were not material in amount. Since January 1, 2003, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP, except as described in the notes to such Parent financial statements.

(c) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of the Company and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Parent has no outstanding “extensions of credit,” and Parent has not arranged any outstanding “extensions of credit,” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(d) Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) access to assets is permitted only in accordance with management’s general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure.

(f) There are no amendments or modifications, which are or will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by Parent with the SEC pursuant to the Exchange Act and (ii) the Parent SEC Documents themselves. Parent has timely responded to all comment letters of the Staff of the SEC relating to the Parent SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Parent SEC Documents is to Parent’s Knowledge the subject of ongoing SEC review.

Section 5.6 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed, reserved against or otherwise provided for (including any liability for breach of Contract, breach of warranty, torts, infringements, claims or lawsuits), which individually or in the aggregate have had, or would be reasonably likely to have, a Parent Material Adverse Effect.

Section 5.7 Litigation. There is no suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries or their respective assets or properties, except as would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order or Orders that would reasonably be likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. There is no suit, claim, action, proceeding, arbitration or investigation pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 5.8 Compliance with Applicable Law.

(a) Each of Parent and its Subsidiaries hold all material permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the “Parent Permits”), except as would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except as would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. The businesses of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Law, except to the extent such violation in the aggregate would not be reasonably likely to cause a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to Parent’s Knowledge, threatened, nor, to Parent’s Knowledge, has any Governmental Entity indicated an intention to conduct any such investigation or review.

(b) Parent is not an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC thereunder.

(c) Parent and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

Section 5.9 Absence of Parent Material Adverse Effect. Since October 1, 2005 through the date hereof, there have not been any events that have had, or are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10 Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Bear, Stearns & Co. Inc. and Goldman, Sachs & Co. (the “Parent Financial Advisors”) the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.11 Opinion of Financial Advisor. Parent has received the opinion of the Parent Financial Advisors, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Parent from a financial point of view.

Section 5.12 Board Approval. The respective Boards of Directors of Parent and Merger Sub, at meetings duly called and held, have, by vote of the directors, (a) determined that this Agreement and the Merger and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of Parent and its shareholders and (b) approved this Agreement.

Section 5.13 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

Section 5.14 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of consummating the Merger pursuant to Section 2.1 hereof and has not conducted and will not conduct any activities other than the execution of this Agreement and the consummation of the Merger.

ARTICLE VI

COVENANTS

Section 6.1 Covenants of the Company. From the date hereof until the Effective Time, except (i) as set forth in the Company Disclosure Schedule, (ii) as required by applicable Law (iii) as required or contemplated by this Agreement or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course, (B) use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees, and (c) use its reasonable best efforts to protect the Company Intellectual Property to the end that the Company’s and its Subsidiaries’ goodwill and ongoing business shall not be impaired in any material respects as of the Closing Date. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (i) as set forth in the Company Disclosure Schedule, (ii) as required by applicable Law (iii) as required or contemplated by this Agreement or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (i) declare or pay any dividends on, or make other distributions in respect of any of, its capital stock (except for dividends by a wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of the Company or any of its Subsidiaries or any other securities, other than pursuant to the exercise of the Company’s repurchase rights with respect to unvested shares held by individuals terminating employment or service with the Company or any of its subsidiary.

(b) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize,

propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than (i) the issuance of shares pursuant to the exercise of Company Options outstanding on the date of this Agreement, (ii) the granting of restricted shares and Company Options in the ordinary course of business under the terms of Company Stock Plans not to exceed 2.5 million shares), and (iii) grants pursuant to Section 6.20 of this Agreement.

(c) Governing Documents. Except to the extent required to comply with its obligations hereunder, the Company shall not, and shall cause each of its Subsidiaries not to, amend or propose to amend its articles of incorporation or by-laws or similar organizational or governance documents.

(d) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

(e) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, or agree to sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company), other than dispositions of assets with an aggregate fair market value of less than $2.5 million.

(f) Film Production and Distribution. The Company shall not, and shall not permit any of its Subsidiaries to (A) “green light” any Film, (B) commit to any prints and advertising spending commitments, other than as agreed to in writing by Parent, (C) commit to the acquisition, development or financing of any Film, and (D) enter into or commit to enter into any agreement providing for the distribution, co-ownership, co-production, co-financing or co-branding of any Film produced or to be produced by the Company or its Subsidiaries.

(g) Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, (i) make, any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business not to exceed $2.5 million in the aggregate, or (B) loans or investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company, (ii) incur, assume or modify any indebtedness for borrowed money, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt securities, indebtedness or other obligations of another Person (other than a guaranty by the Company or one of its Subsidiaries on behalf of the Company or one of its Subsidiaries), (iv) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (v) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than any or the wholly owned Subsidiaries of the Company or (vii) enter into any arrangement having the economic effect of any of the foregoing.

(h) Accounting Matters. The Company shall not change its methods of accounting, except (i) as disclosed in the Company SEC Documents filed prior to the date of this Agreement, (ii) as required by a Governmental Entity, (iii) as required by changes in GAAP or Regulation S-X of the Exchange Act (as agreed to with the Company’s independent public accountants), or (iv) as may be required by a change in applicable Law.

(i) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure or expenditures, or enter into any agreement(s) or arrangement(s) providing for payments for capital expenditures, other than (i) the capital expenditures set forth in Section 6.1 of the Company Disclosure Schedule and (ii) any capital expenditure or expenditures not reflected in Section 6.1 of the Company Disclosure Schedule but made in the ordinary course of business and in an aggregate amount not to exceed to additional $1.0 million.

(j) Certain Actions. The Company and its Subsidiaries shall not take any action, or omit to take any action where such omission, that would be reasonably likely to prevent or materially delay the consummation of the Merger.

(k) Discharge of Liabilities. The Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent in amount and kind with past practice or in accordance with their terms, of claims, liabilities or obligations (i) disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Documents or (ii) incurred since the date of such financial statements in the ordinary course of business and (iii) set forth in Section 6.1(k) of the Company Disclosure Schedule.

(l) Material Contracts. Except as otherwise set forth in this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, (i)(A) amend, terminate, cancel, extend, or request any material change in, or agree to any material change in, or (B) waive, release or assign any material right or claim under, any Company Contract or (ii) enter into any material Contract, other than in the ordinary course of business not to exceed $1.0 million per Contract and $5.0 million in the aggregate for all Contracts.

(m) Intellectual Property. The Company shall not, and shall not permit any of its Subsidiaries to (i) grant Liens, sell, assign, license, sublicense, impair, abandon or fail to maintain any Company Intellectual Property, (ii) grant, extend, amend, waive or modify any rights in or to the Company Intellectual

Property, (iii) fail to maintain or diligently prosecute the Company’s and its Subsidiaries’ Intellectual Property applications as applicable, (iv) enter into any IP Contract or (v) amend, terminate, request or agree to a change, fail to exercise a right of renewal or extension, or waive, release or assign any material right or claim under any IP Contract.

(n) Benefits Changes. The Company shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation or benefits of, or make any loans to, any director, officer, or, except in the ordinary course of business, any other employee, consultant or other service provider, (ii) adopt any new employee benefit plan or any amendment to an existing Benefit Plan other than as required by applicable Law, (iii) enter into or amend any agreement with any director, officer or employee, (iv) enter into or amend any consulting agreement with any consultant or other service provider providing for payments in excess of $250,000 per year and $500,000 in the aggregate, (v) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider except as required (without discretion) pursuant to the terms of the Company Stock Plans or any agreement existing on the date of this Agreement, (vi) enter into or amend any employment, severance, retention, termination, change of control or similar agreement or arrangement with any director, officer, employee, consultant or other service provider of the Company or any of its Subsidiaries, (vii) grant any stock option or other equity or incentive awards to any director, officer, employee, consultant or other service provider or (viii) make any loans to any of its officers, directors, employees, Affiliates, consultants or other service provider or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, other than advances to employees in the ordinary course of business.

(o) Tax Matters.

(i) The Company shall not, and shall not permit any of its Subsidiaries to, fail to file, on a timely basis, including allowable extensions, with the appropriate Governmental Entities, all Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries for taxable years or periods ending on or before the Closing Date and due on or prior to the Closing Date, or fail to timely pay or remit (or cause to be paid or remitted) any Taxes due in respect of such Tax Returns. All such Tax Returns shall be true, correct and complete.

(ii) The Company shall not, and shall not permit any of its Subsidiaries to, amend any material Tax Returns, make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP, Regulation S-X of the Exchange Act (as agreed with the Company’s independent public accountants) or a change in the Code, enter into any closing agreement relating to Taxes, settle or consent to any claim or assessment relating to Taxes or consent to any waiver of the statute of limitations for any claim or audit relating to Taxes.

(p) Transactions with Affiliates. The Company shall not, and shall not permit it Subsidiaries to, enter into any transaction with any of its Affiliates.

(q) Liquidation, Dissolutions and Mergers. The Company shall not, and shall not permit its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger).

(r) Distribution and Related Agreements. The Company shall not, and shall not permit its Subsidiaries to, enter into, continue or otherwise participate in any discussions or negotiations regarding any agreement providing for the distribution, co-ownership, co-production, co-financing or co-branding of any Films produced or to be produced by the Company or its Subsidiaries.

(s) General. The Company shall not, and shall not permit any of its Subsidiaries to, authorize any of, or announce an intention, commit or agree to take any of, the foregoing actions.

Section 6.2 Covenants of the Parent. From the date hereof until the Effective Time, except (i) as set forth in the Parent Disclosure Schedule, (ii) as required by applicable Law (iii) as required or contemplated by this Agreement or (iv) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (i) as set forth in the Parent Disclosure Schedule, (ii) as required by applicable Law (iii) as required or contemplated by this Agreement or (iv) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Form S-4. Parent and its Subsidiaries shall not take any action, or omit to take any action where such omission, pursuant to which Parent would be required under applicable Law to include any historical or pro forma financial data or other information in the Form S-4 for any transaction other than the transactions contemplated hereby.

(b) Certain Actions. Parent and its Subsidiaries shall not take any action, or omit to take any action where such omission, that would reasonably be expected to prevent or materially delay the consummation of the Merger.

(c) Amendments to Certificate of Incorporation. Parent shall not amend or propose to amend its certificate of incorporation or by-laws, provided that Parent may amend its certificate of incorporation in connection with the issuance of preferred stock.

(d) Accounting Matters. Parent shall not change its methods of accounting, except (i) as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, (ii) as required by a Governmental Entity, (iii) as required or, if immaterial, permitted by GAAP or Regulation S-X of the Exchange Act (as agreed to with Parent’s independent public accountants), or (iv) as may be required by a change in applicable Law.

(e) General. Parent shall not, and shall not permit any of its Subsidiaries to, authorize any of, or announce an intention, commit or agree to take any of, the foregoing actions.

Section 6.3 No Solicitation.

(a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage, or take any other action intended to facilitate, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information, any Acquisition Proposal, or (iii) allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to lead to, any Acquisition Proposal (an “Acquisition Agreement”). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.3(a) by the Company. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding anything to the contrary set forth in this Section 6.3 or elsewhere in this Agreement, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Acquisition Proposal that was made after the date hereof and which the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably likely to lead to, a Superior Proposal, the Company may (x) furnish any information to the person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person, and (y) enter into, continue or otherwise participate in any discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

(b) In addition to the obligations of the Company set forth in Section 6.3(a), the Company shall promptly advise Parent orally and in writing of any

Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. The Company shall (x) keep Parent reasonably informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Proposal, and (y) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any Person that describes any of the terms or conditions of any Acquisition Proposal.

Section 6.4 Company Board Recommendation; Termination Right for Superior Proposal.

(a) Subject to the terms of this Section 6.4, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent in any material respect), or publicly propose to withdraw (or modify in a manner adverse to Parent in any material respect), the adoption or recommendation by such Board of Directors or any such committee thereof of this Agreement or the Merger or (ii) adopt or recommend, or propose publicly to adopt or recommend, any Acquisition Proposal (any action described in the preceding clauses (i) or (ii) being referred to as a “Company Adverse Recommendation Change”).

(b) Notwithstanding anything to the contrary set forth in Section 6.4(a) or elsewhere in this Agreement, at any time prior to the Effective Time, the Board of Directors of the Company may take any of the actions contemplated by clause (i) of Section 6.4(a) if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that the failure to take such action would be reasonably expected to be a breach of its fiduciary duties under applicable Law.

(c) Notwithstanding anything to the contrary set forth in Section 6.4(a) or elsewhere in this Agreement, at any time prior to obtaining the Company Shareholder Approval, in response to an Acquisition Proposal that did not result from a breach of Section 6.3 and which the Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal, (1) make or effect a Company Adverse Recommendation Change, or (2) cause the Company to terminate this Agreement and concurrently with or after such termination enter into an Acquisition Agreement relating to such Superior Proposal; provided, however, that the Company shall not be entitled to exercise its rights under the preceding clauses (1) or (2) until after the fifth (5th) Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed action (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five (5) Business Day period). In determining whether to exercise its rights under the preceding clauses (1) or (2), the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to a Notice of Superior Proposal or otherwise.

(d) Nothing contained in this Section 6.4 or elsewhere in this Agreement shall prohibit the Company from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or Rule 14a-9 under the Exchange Act, or (y) making any disclosure to the shareholders of the Company if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that the failure to make such disclosure would be reasonably expected to be a breach of its duty of candor under applicable Law; provided, however, that any action taken or disclosure made under this Section 6.4 shall not limit or modify the effect that any such action or disclosure may have under any other provision of this Agreement.

Section 6.5 Company Shareholder Meeting. The Company shall, as promptly as practicable following the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting. Subject to Section 6.3 and Section 6.4, the Company shall, through its Board of Directors, recommend to its shareholders approval of the principal terms of this Agreement and the Merger and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.5 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement or the Merger. If a Company Adverse Recommendation Change shall have occurred and thereafter the Board of Directors shall recommend this Agreement and the Merger (the “Reinstated Recommendation”), the Company shall not hold or shall adjourn the Company Shareholder Meeting until not less than ten (10) calendar days after the date of such Reinstated Recommendation.

Section 6.6 Form S-4 and Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and Parent shall file with the SEC a Registration Statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger (as may be further amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger, and each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the

Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will made by the Company, in each case without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the shareholders of the Company. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

Section 6.7 Access to Information. Subject to the terms of this Section 6.7, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and its officers, employees, accountants, counsel, agents and other Representatives reasonable access to all of the properties, personnel, books and records of the Company and its Subsidiaries (including Tax Returns filed and those in preparation, workpapers and other items relating to Taxes), and shall furnish promptly all information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request. Any such access shall be conducted under the supervision of personnel of the Company and in a manner that does not interfere with the normal operations of the Company. Notwithstanding anything to the contrary set forth herein, nothing in this Section 6.7 shall require the Company to disclose any information that, in its sole and absolute discretion, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable law or binding order (including any Antitrust Law) or (ii) the disclosure of which would be reasonably likely to cause the loss of any attorney-client or other legal privilege.

Section 6.8 Reasonable Best Efforts.

(a) Each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement as promptly as practicable, including by (i) preparing and filing as soon as practicable of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any third party or Governmental Entity, including filings pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and the preparation and filing, as soon as reasonably practicable, any form or report required by any other Governmental Entity relating to antitrust, competition, trade or other regulatory matters), (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed until the issuance of a final, non-appealable Order, and (iii) using reasonable best efforts to cause the satisfaction of all conditions to Closing. Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.8 shall require or be construed to require any of Parent, Merger Sub or the Company to enter into any consent arrangement that would be reasonably expected to have a material adverse effect on (i) the feature animation business of Parent together with the Surviving Corporation, taken as a whole, or (ii) the benefits that are expected to derive from the Merger and other transactions contemplated by this Agreement.

(b) Each party hereto shall promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

Section 6.9 State Takeover Statutes. Parent, the Company and their respective Board of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated by this Agreement on the terms set forth herein and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transaction contemplated by this Agreement on the terms set forth herein, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement on the terms set forth herein may be consummated as promptly as practicable on the terms set forth herein and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated by this Agreement on the terms set forth herein.

Section 6.10 Indemnification and Insurance.

(a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between the Company or any of its Subsidiaries and any of its current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the articles of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance immediately prior to the Effective Time (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to the coverage and amounts no less favorable than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that the Surviving Corporation may, at its option, (i) substitute therefor policies of the Surviving Corporation containing terms with respect to coverage and amount no less favorable to such persons or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance program (to be effective as of the Effective Time), provided further, however, that in satisfying its obligations under this Section 6.10(b) the Surviving Corporation shall not be obligated to pay annual premiums in excess of 250% of the amount paid by the Company for coverage for its last full fiscal year (such 250% amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be $958,000 in the aggregate), provided that that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, the Company may request Parent to purchase a six-year “tail” prepaid policy on the D&O Insurance and if Parent rejects such request, the Company may purchase such “tail” policy on the D&O Insurance on terms and conditions no less advantageous than the D&O Insurance, provided that the amount paid by the Company for such “tail” policy shall not exceed six times the Maximum Annual Premium and provided further that the Company and Parent shall coordinate with each other in good faith to optimize the terms and prices of such “tail” policy. In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.10(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 6.10.

(d) The obligations under this Section 6.10 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives)) under this Section 6.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(e) The obligations and liability of Parent, the Surviving Corporation and its Subsidiaries under this Section 6.10 shall be joint and several.

Section 6.11 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any shareholder of the Company relating to this Agreement, the Merger and the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation and shall consider Parent’s views with respect to such shareholder litigation and shall not settle any such shareholder litigation without the prior written consent of Parent which shall not be unreasonably withheld.

Section 6.12 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Section 7.2(a) would fail to be satisfied, and (ii) to the extent it has Knowledge thereof, any failure by the Company to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Section 7.2(b) would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.12(a) shall not limit or otherwise affect any remedies available to Parent.

(b) Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Parent and Merger Sub to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Section 7.3(a) would fail to be satisfied, and (ii) to the extent it has Knowledge thereof, any failure by Parent or Merger Sub to materially comply with or materially satisfy any covenant or other agreement to be complied with by them hereunder such that the conditions to closing set forth in Section 7.3(b) would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.12(b) shall not limit or otherwise affect any remedies available to the Company.

(c) The Company shall give prompt notice to Parent of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any material Contract, or (ii) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of notice pursuant to this Section 6.12(c) shall not limit or otherwise affect the remedies available hereunder to Parent.

Section 6.13 Affiliate Letters. At least 30 days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company’s reasonable judgment at the record date for Company shareholder meeting to approve the Merger, “affiliates” (each such person, a “Company Affiliate”) of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Company Affiliates identified in the foregoing list, an affiliate letter (an “Affiliate Letter”) in a customary form. Parent shall be entitled to place legends as specified in such Affiliates Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters.

Section 6.14 Employee Benefits; 401(k) Plan.

(a) Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date, Parent and Surviving Corporation shall, for a period ending on the date one (1) year after the Closing Date, maintain a severance pay practice for the benefit of each Employee that is no less favorable than the severance pay practice provided in Section 6.14(a) of the Company Disclosure Schedule.

(b) Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the Company 401(k) Plan (the “Company 401(k) Plan”) as Parent may deem necessary or appropriate (after reasonable consultation with the Company), including terminating the 401(k) Plan prior to the Effective Time, subject to the terms of the 401(k) Plan and applicable Law and provided that such action does not preclude the immediate participation of the Company Employees in any successor plan.

Section 6.15 Directorship. Effective as of the Effective Time, Parent shall cause the Board of Directors of Parent to be expanded by one member and shall appoint Mr. Steven P. Jobs to fill such vacancy.

Section 6.16 Feature Animation Management and Operations. Parent shall take sufficient action to adopt and implement immediately following the Effective Time the policies, practices and management structure with respect to the feature animation businesses of Parent and the Surviving Corporation set forth on Schedule 6.16 hereto.

Section 6.17 Tax Matters. None of Parent, Merger Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use their respective reasonable best efforts to obtain the Tax opinions set forth in Section 7.1(g) hereof (collectively, the “Tax Opinions”). Officers of Parent and the Company shall execute and deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, and Skadden, Arps, Slate, Meagher & Flom LLP and Dewey Ballantine LLP, counsel to Parent, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

Section 6.18 Certain Plans. Prior to the Effective Time, the Company’s Board of Directors shall take all necessary and appropriate actions to (i) amend the Company’s 2004 Equity Incentive Plan to delete Section 10 in its entirety so that no awards may be granted under such Section on or after the Effective Time, and (ii) to the extent applicable, amend the 1995 Director Option Plan so that no awards may be granted under the 1995 Director Option Plan on or after the Effective Time. Any outstanding option awards granted under either such plan prior to the Effective Time shall be assumed and converted into the right to receive shares of Parent Common Stock pursuant to Section 3.4 of this Agreement.

Section 6.19 Section 16 Matters. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.20 Grant of Performance Unit Awards. Promptly following the execution of this Agreement (and in any event prior to the mailing of the Proxy Statement), the Company shall cause the grant of performance unit awards pursuant to the 2004 Equity Incentive Plan to Company Employees identified by the Company and agreed to by Parent and in such amounts as determined by Parent and the Company. Such performance unit awards shall be effective as of the Effective Time, shall vest on the fifth anniversary of the Effective Time and shall contain such other terms and conditions as are consented to by Parent.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction of the following conditions (none of which may be waived by the parties hereto):

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Antitrust Approvals. (i) All necessary waiting periods (and all extensions thereof) applicable to the Merger under the HSR Act and all other material antitrust laws shall have terminated or expired, and (ii) all clearances, consents, approvals, orders and authorizations that are strictly necessary for the Closing shall have been obtained, in the case of clauses (i) and (ii), except as would not reasonably be expected to have a material adverse effect on the business and operations of the feature animation business of Parent and the Surviving Corporation, taken as a whole, and the benefits that are expected to derive from the Merger and the other transactions contemplated hereby.

(c) No Illegality. No Law shall have been enacted, entered, enforced or deemed applicable to the Merger by a Governmental Entity that makes the consummation of the Merger illegal in the U.S. or any foreign jurisdiction in which Parent or the Company has substantial business and operations.

(d) No Injunctions or Restraints. No Order issued or granted by any Governmental Entity in the U.S. or any foreign jurisdiction in which Parent or the Company has substantial business and operations making the consummation of the Merger illegal in the U.S. or any such foreign jurisdiction shall be in effect.

(e) NYSE Listing. The shares of Parent Common Stock issuable to the shareholders of the Company and to holders of the Company Options as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no SEC proceeding for that purpose shall have been initiated by the SEC.

(g) Tax Opinions. Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Dewey Ballantine LLP and the Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, each dated as of the Effective Time, and each to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Code; provided, however, that if (i) Skadden, Arps, Slate, Meagher & Flom LLP or Dewey Ballantine LLP fails to render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Parent if the other of such firms renders such opinion to Parent, and if neither such firm renders such opinion to Parent, this condition shall nonetheless be deemed to be satisfied if Wilson Sonsini Goodrich & Rosati, Professional Corporation, renders such opinion to Parent and (ii) if Wilson Sonsini Goodrich & Rosati, Professional Corporation, fails to render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if either Skadden, Arps, Slate, Meagher & Flom LLP or Dewey Ballantine LLP renders such opinion to the Company. The issuance of such opinions shall be conditioned upon the receipt by such counsel of appropriate representation letters from each of Parent, Merger Sub, and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

Section 7.2 Conditions to Parent and Merger Sub’s Obligation to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, solely by Parent:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material

Adverse Effect contained in any specific representation or warranty) as of the Closing Date as if made on and as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (iii) where any failures of any such representations and warranties to be so true and correct at and as of the Closing Date would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance. The Company shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any events that have had, or are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate of the Company, validly executed for and on behalf of the Company by a duly authorized officer thereof, certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).

Section 7.3 Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, solely by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained in any specific representation or warranty) as of the Closing Date as if made on and as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (iii) where any failures of any such representations and warranties to be so true and correct at and as of the Closing Date would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance. Parent and Merger Sub shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

(c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any events that have had, or are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub by a duly authorized officer thereof, certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company, duly authorized by the Boards of Directors of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before September 30, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party who has breached its obligations under this Agreement in any material respect, provided that such breach has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date;

(ii) if any Law shall have been enacted, entered, enforced or deemed applicable to the Merger by a Governmental Entity that makes the consummation of the Merger illegal in the U.S. or any foreign jurisdiction in which Parent or the Company has substantial business and operations;

(iii) if any Governmental Entity in the U.S. or foreign jurisdiction in which Parent or the Company has substantial business and operations shall have issued or granted any Order making the Merger illegal in the U.S. or any such foreign jurisdiction and such Order has become final and non-appealable; or

(iv) if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent (provided it is not then in material breach of any of its obligations under this Agreement), if there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement, or the Company is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either case (i) such that the conditions to Parent’s obligation to effect the Merger set forth in Section 7.2(a) or Section 7.2(b) would fail to be satisfied at the time of such termination and (ii) such inaccuracy or breach is not reasonably capable of being cured by the Company prior to the Termination Date;

(d) by the Company (provided it is not then in material breach of any of its obligations under this Agreement), if there is any continuing inaccuracy in the representations and warranties of Parent and Merger Sub set forth in this Agreement, or Parent or Merger Sub are then failing to perform any of their respective covenants or other agreements set forth in this Agreement, in either case (i) such that the conditions to the Company’s obligation to effect the Merger set forth in Section 7.3(a) or Section 7.3(b) would fail to be satisfied at the time of such termination and (ii) such inaccuracy or breach is not reasonably capable of being cured by Parent and Merger Sub prior to the Termination Date;

(e) by Parent, if a Company Adverse Recommendation Change shall have occurred and be continuing, or if the Board of Directors of the Company shall have failed to publicly reaffirm its recommendation of this Agreement and the Merger within ten (10) Business Days following the date upon which a third party first commences a tender or exchange offer for shares of Company capital stock;

(f) by the Company pursuant to and in accordance with the terms and subject to the conditions of Section 6.4(c), provided that not later than the day of such termination, Parent has received the Termination Fee set forth in Section 8.3;

(g) by Parent, if there has occurred a Company Material Adverse Effect due to the occurrence of any of the events described in the Company MAE Proviso; provided, however, that, prior to the termination of this Agreement pursuant to this Section 8.1(g), Parent shall, in good faith, (i) discuss with the Company: (x) the occurrence of the events upon which Parent is terminating this Agreement pursuant to this Section 8.1(g), and (y) the impact of such events on the future operations of Parent, the Company and their Subsidiaries and the benefits that are expected to derive from the Merger and the other transactions contemplated by this Agreement, and (ii) after such discussions, determine in good faith that such events materially and adversely affect, in the sole judgment of Parent, the benefits that are expected to derive from the Merger and the other transactions contemplated by this Agreement; provided, further, however, that such discussions (and the obligation to have such discussions in good faith) and the determination made thereafter by Parent (including the obligation to make such determination in good faith) shall not (A) limit the right of Parent to terminate this Agreement pursuant to this Section 8.1(g), or (B) create any legally binding obligations on Parent with respect to the consummation of the transactions contemplated by this Agreement; or

(h) by the Company, if there has occurred a Parent Material Adverse Effect due to the occurrence of any of the events described in the Parent MAE Proviso; provided, however, that, prior to the termination of this Agreement pursuant to this Section 8.1(h), the Company shall, in good faith, (i) discuss with Parent: (x) the occurrence of the events upon which the Company is terminating this Agreement pursuant to this Section 8.1(h), and (y) the impact of such events on the future operations of the Parent, the Company and their Subsidiaries and the benefits that are expected to derive from the Merger and the other transactions contemplated by this Agreement, and (ii) after such discussions, determine in good faith that such events materially and adversely affect, in the sole judgment of the Company, the benefits that are expected to derive from the Merger and the other transactions contemplated by this Agreement provided, further, however, that such discussions (and the obligation to have such discussions in good faith) and the determination made thereafter by the Company (including the obligation to make such determination in good faith) shall not (A) limit the right of the Company to terminate this Agreement pursuant to this Section 8.1(h), or (B) create any legally binding obligations on the Company with respect to the consummation of the transactions contemplated by this Agreement.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, other than the provisions of this Section 8.2, Section 8.3, Section 8.4 and Article IX, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful breach of this Agreement.

Section 8.3 Termination Fees.

(a) In the event that (i) this Agreement is terminated by Parent pursuant to Section 8.1(e), (ii) this Agreement is terminated by the Company pursuant to Section 8.1(f) or (iii) (A) prior to the Company Shareholder Meeting, a Qualified Acquisition Proposal (as defined below) shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Qualified Acquisition Proposal, (B) after any of the events referenced in the preceding clause (A), this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(iv), and (C) within twelve (12) months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transaction contemplated by such Qualified Acquisition Proposal referenced in the preceding clause (A), then the Company shall pay Parent a fee equal to $210,000,000 (the “Termination Fee”) by wire transfer of same-day funds on the first business day following (x) in the case of a payment required by clause (i) or (ii) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, the date of the first to occur of the events referred to in clause (iii)(C). For purposes of the foregoing, a “Qualified Acquisition Proposal” shall mean an Acquisition Proposal, with all of the provisions in the definition of “Acquisition Proposal” adjusted to increase the percentages referenced therein to a “majority.”

(b) The parties hereto acknowledge and agree that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company and Parent would not have entered into this Agreement. Payment of the Termination Fee described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of Section

6.3 of this Agreement, but is otherwise the sole and exclusive remedy of the parties for termination on the bases specified in Sections 8.1(e) and 8.1(f). If the Company fails promptly to pay the amount due pursuant to Section 8.3(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit.

Section 8.4 Amendment. This Agreement may be amended by the parties, only by action taken by or on behalf of their respective Boards of Directors, at any time prior to (but not following) the Effective Time; provided, however, that notwithstanding the foregoing, after the Company Shareholder Approval has been obtained, this Agreement may not be amended without approval by the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5 Extension; Waiver. At any time prior to (but not following) the Effective Time, the parties hereto may, only by action taken by or on behalf of their respective Boards of Directors, and only to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any certificate, instrument or other document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein to the extent permitted hereby. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party hereto to assert any of its rights under this Agreement or otherwise shall not impair such rights, constitute a waiver of such rights or be deemed to be an acquiescence in any breach of any representation, warranty, covenant or other agreement set forth in this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Nonsurvival of Representations and Warranties; Survival of Certain Covenants and Agreements. None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time. The terms of Article I and this Article IX, as well as the covenants and other agreements set forth in Article II, Article III and Article VIII that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the consummation of the Merger.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made by a party hereto only upon receipt by the receiving party at the following addresses (if mailed) or the following telecopy numbers (if delivered by facsimile), or at such other address or telecopy number for a party as shall be specified by like notice:

(a) if to Parent or Merger Sub, to

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

Attention: Alan N. Braverman

                 Tom Staggs

Telecopy: (818) 560-7896

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

Attention: Brian J. McCarthy, Esq.

                  Joseph J. Giunta, Esq.

Telecopy: (213) 687-5600

and:

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, New York 10019

Attention: Morton A. Pierce, Esq

                 Gordon E. Warnke, Esq

Telecopy: (212) 259-6333

(b) if to the Company, to

Pixar

1200 Park Avenue,

Emeryille, California 94608

Attention: General Counsel

Telecopy: (510) 752-3099

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Larry W. Sonsini, Esq.

                 Martin W. Korman, Esq.

                 Jose F. Macias, Esq.

Telecopy: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street, Spear Tower

Suite 3300

San Francisco, CA 94105

Attention: Michael S. Ringler, Esq.

Telecopy: (415) 947-2099

Section 9.3 Interpretation.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) This Agreement is the result of the joint efforts of Parent, Merger Sub and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

(d) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.”

Section 9.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) other than with respect to the matters set forth in Section 6.10 (Indemnification and Insurance), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Parent and Merger Sub nor the Company makes any other representations or warranties, and each hereby disclaims any other representations or warranties made by itself or any of its respective officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the Merger, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California, without giving effect to the principles of conflicts of law thereof.

Section 9.7 Publicity. Parent and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon consultation with outside counsel be required by applicable Law or the rules and regulations of the NYSE or NASD, as applicable, if it has used its reasonable best efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement, and provided, further, no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 6.3 or Section 6.4.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole and absolute discretion, any or all of its rights, interests and obligations hereunder to Parent or to any wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby (a) submit to the jurisdiction of any federal or state court sitting in the State of California, (b) agree not to object to venue in such courts or to claim that such forum is inconvenient and (c) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 9.2 hereof. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law.

Section 9.10 Incorporation of Exhibits. The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 9.11 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If of any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible.

Section 9.12 Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection this Agreement and the transactions contemplated hereby (including (a) all fees and expenses of agents, representatives, counsel, financial advisors and accountants and (b) all fees and expenses incurred in connection with the preparation and filing of the Proxy Statement and the Form S-4 and other appropriate registration statements) shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

THE WALT DISNEY COMPANY

By:	/s/ ROBERT A. IGER
Name:	Robert A. Iger
Title:	President and Chief Executive Officer

LUX ACQUISITION CORP.

By:	/s/ ALAN N. BRAVERMAN
Name:	Alan N. Braverman
Title:	Senior Executive Vice President, General Counsel and Secretary

PIXAR

By:	/s/ STEVE JOBS
Name:	Steve Jobs
Title:	Chairman and Chief Executive Officer

The following are excerpts from the Schedules referred to in the foregoing agreement:

Section 7.2(c)(i): Company Material Adverse Effect

Edwin E. Catmull

John A. Lasseter

Section 7.2(c)(ii): Company Material Adverse Effect

Andrew Stanton

Pete Doctor

Brad Bird

Bob Peterson

Lee Unkrich

Brenda Chapman

Gary Rydstrom

Section 7.3: Conditions to the Company’s Obligation to Effect the Merger

(c)

1.	Mr. Robert A. Iger ceases to be the Chief Executive Officer of Parent, by reason of death, disability or otherwise;

2.	Receipt of notice by Parent from Mr. Robert A. Iger that he intends to terminate his employment with Parent after the Effective Time; or

3.	A statement by Parent that Mr. Robert A. Iger will no longer be Chief Executive Officer of Parent.